050101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20100935176-54
	Filing Date and Time 12/17/2010 2:48 PM
	Entity Number C7064-1989

Articles of Organization Limited-Liability Company

(PURSUANT TO NRS CHAPTER 86)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Limited-Liability Company: (must contain approved limited-liability company wording; see instructions)

Plantation Investments, LLC

Check box if a Series Limited-Liability Company: ☐

2. Registered Agent for Service of Process: (check only one box)

☐ Commercial Registered Agent: ______ Name

☒ Noncommercial Registered Agent (name and address below) **OR** ☐ Office or Position with Entity (name and address below)

Sean T. Higgins, Esq.
Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity

Street Address	City		Zip Code
3960 Howard Hughes Parkway, 9th Floor	Las Vegas	Nevada	89169
Mailing Address (if different from street address):		Nevada	

3. Dissolution Date: (optional)

Latest date upon which the company is to dissolve (if existence is not perpetual):

4. Management: (required)

Company shall be managed by: ☒ Manager(s) **OR** ☐ Member(s) (check only one box)

5. Name and Address of each Manager or Managing Member: (attach additional page if more than 3)

1) David Ross (Name)

Street Address	City	State	Zip Code
3440 West Russell Road	Las Vegas	NV	89118

2) Ferenc Szony (Name)

Street Address	City	State	Zip Code
3440 West Russell Road	Las Vegas	NV	89118

3) Name

Street Address	City	State	Zip Code

6. Name, Address and Signature of Organizer: (attach additional page if more than 1 organizer)

Name: Ellen Schulhofer — Organizer Signature: X Ellen Schulhofer

Address	City	State	Zip Code
100 North City Parkway, Suite 1600	Las Vegas	NV	89106-4614

7. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

X Sean T. Higgins — Date: 12/17/10
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity

This form must be accompanied by appropriate fees. SEE ATTACHMENT

ATTACHMENT TO ARTICLES OF ORGANIZATION OF PLANTATION INVESTMENTS, LLC

The Articles of Organization of Plantation Investments, LLC (the "Company") consist of the articles set forth on the preceding page and the additional articles set forth on this attachment as follows:

8. Effective Date of Existence of Resulting Entity.

These Articles of Organization are being filed as a result of the conversion of Plantation Investments, Inc., a Nevada corporation, into the Company pursuant to Articles of Conversion filed concurrently herewith. Pursuant to NRS 92A.240, the effective date of such conversion will be, and the existence of the Company as the resulting entity in the conversion will begin on December 31, 2010.

9. Payment of Expenses.

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these Articles of Organization, the Company's operating agreement or any other agreement, the expenses of any member and any manager incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding arising by reason of the fact that such member or manager is or was a member or manager of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of such member or manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that such member or manager is not entitled to be indemnified by the Company.

Any repeal or modification of this Article 9 approved by the members of the Company shall be prospective only. In the event of any conflict between this Article 9 and any other article of the Company's Articles of Organization, the terms and provisions of Article 9 shall control.

10. Compliance with Gaming Laws.

(a) Purpose. The purpose and general nature of the business to be conducted by the Company is to own an interest in, operate, manage and/or conduct gaming in a gaming casino or other facilities in the State of Nevada. The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of

the State of Nevada.

(b) Determination of Unsuitability. Notwithstanding anything to the contrary expressed or implied in the Articles of Organization of the Company, the sale, assignment, transfer, pledge, granting of an option to purchase or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the "Commission"). If at any time the Commission finds that a member that owns any such interest is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company or the owner shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member: (a) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital; (b) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company or from any company holding a gaming license, for services rendered or otherwise. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

(c) Redemption of Interest. Notwithstanding the foregoing, to the extent permitted by applicable gaming laws and the Nevada gaming authorities, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem or the unsuitable member shall dispose of its member's interest in the Company as provided in the Company's operating agreement.